Exhibit 99.1

SURGE GLOBAL ENTERS INTO PARTICIPATION AGREEMENT FOR WYOMING DEEP OIL AND GAS WELL

SOLANA BEACH, Calif., November 12, 2008 (GLOBE NEWSWIRE) -- Surge Global Energy, Inc.  (SRGG.OB)  is pleased to announce that it’s wholly owned subsidiary, Surge Energy Resources, Inc., has entered into a participation agreement with Delaphin Energy Resources III, LLC to participate in the drilling of the Qualmay 12-42 well, a 7,250 foot deep oil & gas well on 40 acres of land in Park County, Wyoming to test the Mid-Frontier formation.  This well will be drilled in the prolific Bearcat Field discovered in 1979 which has produced over 1,000,000 barrels of oil from a lower zone. Surge Energy Resources will pay approximately $220,000 for drilling and acreage related costs and an estimated $200,000 for completion costs, if warranted, for a 25% working interest until payout at which time Surge’s interest will be 15% for the life of the well. Also acquired in this transaction were future rights to participate in drilling three additional wells on 520 acres of land on the same terms and conditions as the Qualmay #12-42.

Estimated total drilling costs and completion costs for 100% of the Qualmay #12-42 well are estimated at $1,670,560, of which Surge will be obligated to pay 25% of those costs and will do so using existing cash on hand.  The projected drilling time for the Qualmay #12-42 well  is about two weeks at which time the well will be logged and a determination made whether to complete the well or abandon. Drilling is projected to begin on or before November 25, 2008.

Three distinct Frontier sands are present at Bearcat Field; the Torchlight, the Mid Frontier and the Peay. All three zones have produced in fields immediately east, north and west of Bearcat.  Based on open hole and cased hole logs from a neighboring well (Two Dot #1) drilled three hundred feet from the proposed location, logs show productive pay sands of fifty to sixty feet of commercial pay sands which could produce 1 BCF of gas and 100,000 barrels of oil based upon production from existing neighboring wells in the area.

We can provide no assurances that our anticipated drilling operations proposed herein will be commercially successful or produce similar reserves.

ABOUT SURGE

Surge is engaged in the acquisition of crude oil and natural gas properties in the United States and Canada. Surge also seeks investment in developing oil and natural gas projects and companies engaged in alternative fuel technologies.

Surge is committed to the creation of a diversified portfolio of oil and natural gas producing properties. Surge will maximize shareholder value by targeting low and medium risk projects that create meaningful reserves, production and cash flow. Energy investments include companies developing alternative fuel technologies.

On November 6, 2008, Surge Energy Resources, Inc., a wholly owned subsidiary of Surge Global Energy, Inc., concluded leasing approximately 640 acres in Crane County, Texas at a cost of about $140,000. Surge Energy Resources plans on drilling its first oil & gas discovery well, the Surge #1 well, within the next 30 days and will retain a 75% working interest in the property.

Surge recently acquired leases in Green Valley, Nevada, on which it plans to drill for oil and a convertible Note and common stock in 11 Good Energy, Inc., developer of G2 Diesel, a next generation bio-diesel fuel.  Surge owns significant stock positions in two development stage oil sands companies with substantial proven reserves, one private, Andora Energy Corporation, and one public, North Peace Energy Corp. (CDNX:NPE.V), which is listed on the TSX Venture Exchange. Surge has approximately 31.5 million shares of common stock outstanding and 38 million shares fully diluted.  Surge has no short or long term debt.

For more information on Surge please visit our website at: www.surgeglobalenergy.com

Forward-Looking Statements

Materials in this press release may contain information that includes or is based upon forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts.  They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with a discussion of future operating or financial performance.  In particular, these include statements relating to future steps we may take, prospective products, future performance or results of current and anticipated products, sales efforts, expenses, the outcome of contingencies such as legal proceedings, and financial results.

Any forward-looking statements represent our expectations or forecasts only as of the date they were made and should not be relied upon as representing our expectations or forecasts as of any subsequent date.  We undertake no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise, even if our expectations or forecasts change.  You are advised, however, to consult any further disclosures we make on related subjects in our reports filed with the SEC.  In particular, you should read our most recent Exchange Act Reports on Form 8-K, Quarterly Report on Form 10-Q and Annual Report on Form 10-KSB and the risk factors contained therein.

Contact

Surge Global Energy, Inc.
E.  Jamie Schloss, CEO
858-720-9900
EJSchloss@surgeglobalenergy.com

Ken Wasserman
Safe Harbor Communications, LLC
212-966-8663
safeharborcommunications@gmail.com